Exhibit (14)b.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Selected Financial and Other Data of MCC”, “Experts” and to the use of our reports dated December 4, 2018 with respect to the consolidated financial statements of Medley Capital Corporation and the effectiveness of internal control over financial reporting of Medley Capital Corporation included in the Amended Joint Proxy Statement/Prospectus that is made a part of Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 (No. 333-228216) of Sierra Income Corporation for the registration of 56,951,783 shares of its common stock.

/s/ Ernst & Young LLP

New York, New York

August 29, 2019